Exhibit 10.22

SUPPLY AND MANUFACTURING AGREEMENT

THIS SUPPLY AND MANUFACTURING AGREEMENT is effective as of April 1st, 2014 (the “Effective Date”) and is made by and between STRATEC Biomedical AG, a stock corporation formed under the laws of the Federal Republic of Germany, having its principal place of business at Gewerbestrasse 37, D-75217 Birkenfeld-Graefenhausen, Germany (“STRATEC”) and QBD (QS-IP) Limited having its registered office at PO Box 1075, Elizabeth House, 9 Castle Street, St Helier JE4 2QP, Jersey, Channel Islands (hereinafter referred to as “QUOTIENT”), and both STRATEC and QUOTIENT are referred to as the Parties.

WHEREAS, STRATEC is engaged in and has expertise and experience in developing and manufacturing analytical and diagnostic systems and components in the biomedical field;

WHEREAS, QUOTIENT and its Affiliates are engaged in the business of designing, developing, and marketing biomedical diagnostic products;

WHEREAS, STRATEC and QUOTIENT have signed a Development Agreement dated January 7th, 2014 for the design and development of the MosaiQ Instrument for QUOTIENT (hereafter “the Development Agreement”);

WHEREAS, QUOTIENT has requested that STRATEC exclusively manufacture and supply the MosaiQ Instrument following the successful completion of the activities to be undertaken in the scope of the Development Agreement on the terms and the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein set forth, the Parties hereto agree as follows:

1. ARTICLE 1

DEFINITIONS

1.1.	Affiliate. As used herein, “Affiliate” shall mean an incorporated or unincorporated entity, wherever organized, which controls, is controlled by or is under common control with STRATEC or QUOTIENT. Control means the direct or indirect legal, equitable or factual power to select a majority of the members of, or otherwise to direct the decisions made by, the directors or other governing authorities of an organization (determined without regard to events of default of fiduciary obligations which might limit or restrict exercise of such power).

1.2.	Agreement. As used herein, “Agreement” shall mean the body of this Supply and Manufacturing Agreement and the Exhibits and Schedules attached hereto.

1.3.	Business Hours. As used herein, “Business Hours” shall mean the time between 9.00 a.m. and 5.00 p.m. GMT+1 on any Monday through Friday business day defined as such in the state of Baden-Wuerttemberg of the Federal Republic of Germany.

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1.4.	Change Control. As used herein Change Control means the Change Control procedures established under Section 2.4(c) of the Development Agreement as modified by the Steering Committee or by agreement of the Parties during the Term.

1.5.	Closure Cost. As used herein Closure Cost shall include (i) STRATEC´s dedicated inventory; (ii) Instruments and related products already shipped but not paid for up to the effective date of termination; (iii) work in progress with regard to any Production Instrument; and (iv) any unamortized portion of any Production Instrument dedicated manufacturing equipment.

1.6.	Customer. As used herein, “Customer” means any person, corporation, company, association, partnership, governmental or other legal entity that is the final purchaser of an Instrument, including any authorized distributor, sub-distributor or any other person, corporation, company, association, partnership, governmental or other legal entity under a like arrangement.

1.7.	Device Master Record. As used herein, “Device Master Record” shall mean the compilation of the records containing the procedures and specifications for a Production Instrument.

1.8.	FDA. As used herein, “FDA” means the United States Food and Drug Administration, or any successor agency.

1.9.	GMP. As used herein, “GMP” means current good manufacturing practices, including without limitation the FDA’s Quality System Regulations pursuant to Title 21 of the United States Code of Federal Regulations, Part 820, as applicable to the manufacture of a Class 2 medical instrument to gain 510(k) approval by the FDA.

1.10.	Instrument Software. As used herein, “Instrument Software” means the programs to interact with the computer hardware to control and operate the Instrument, consisting of but not limited to (i) instrument control software (ii) service software, and (iii) data management software.

1.11.	Instrument. As used herein, “Instrument” shall mean a diagnostic instrument designed to perform blood grouping (to include antigen typing and antibody identification) and disease screening as described in the PDR set out in Exhibit 1 of the Development Agreement from time to time and in particular the Production Instrument.

1.12.	Instrument Specifications. As used herein, “Instrument Specifications” means the specifications for the Instruments, including such exterior colors, trade names, trademarks and other markings as the Parties have agreed upon, and performance specifications to be used for testing the Instruments delivered hereunder, according to STRATEC’s general testing procedures, as set forth in the Product Design Requirements (PDR) and Reliability Program Plan for the Production Instrument manufactured in accordance with the Device Master Record, and the Acceptance Criteria and Shipping Criteria for the Production Instrument all as generated and agreed by the Parties pursuant to the Development Agreement (as they may be subsequently revised in accordance with this Agreement). The Instrument Specifications include manufacture to GMP.

1.13.

Know-How. As used herein, “Know-How” shall mean any information of a commercial, technical, manufacturing or other nature such as designs, drawings, blueprints, parts lists and specifications, test data, charts and graphs, manufacturing

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procedures, operation sheets, bills of material and lists and any other information, formulas, methods or equipment relating to Pre-Existing QUOTIENT Technology, Pre-Existing STRATEC Technology and any New Technology as described hereunder.

1.14.	New Technology. As used in this Agreement, “New STRATEC Technology” shall refer to (i) all New STRATEC Technology defined in and arising under the Development Agreement until completion of Milestone 8 as described therein, and (ii) technology developed by STRATEC during the manufacturing of the Production Instrument including implementing changes agreed upon pursuant to Change Control within the scope of this Agreement or developed by STRATEC outside the scope of the manufacturing activity hereunder but used in such manufacturing; and “New QUOTIENT Technology” shall refer to (i) all New QUOTIENT Technology defined in and arising under the Development Agreement, and (ii) technology solely and independently developed by QUOTIENT during the manufacturing of the Production Instrument including implementing changes agreed upon pursuant to Change Control within the scope of this Agreement or developed by QUOTIENT independently outside the scope of the manufacturing activity hereunder. For clarity, New QUOTIENT Technology shall also include improvements or alterations to the specific algorithms covering spot recognition and interpretation of the results of the arrays on the MosaiQ consumable (excluding always general publicly available image analysis technology) made under this Agreement even if a contribution is made by STRATEC.

1.15.	Pre-Existing QUOTIENT Technology. As used herein, “Pre-Existing QUOTIENT Technology” shall mean all technology relating to the Instrument, including blood grouping reagents (to include antigen typing and antibody identification) and serological disease screening using multiplex technology owned by QUOTIENT or controlled by QUOTIENT prior to the Effective Date of the Development Agreement and shall remain the intellectual property and property of QUOTIENT.

1.16.	Pre-Existing STRATEC Technology. As used herein, “Pre-Existing STRATEC Technology” shall mean all technology relating to the Instrument and general instrument design including intellectual property rights owned by STRATEC and/or controlled by STRATEC through a third party prior to the Effective Date of the Development Agreement such as but not limited to patent(s), trademarks, mask works, Know-How, trade secrets, copyright(s) or other author rights and this shall remain the intellectual property and property of STRATEC. Any general know-how, experiences or methods as learned or experienced by STRATEC during the performance of the Development Agreement or this Agreement shall remain the property of STRATEC and be considered Pre-Existing STRATEC Technology, subject always to the provisions of Section 9.2.5.

1.17.	Production Instrument. As used herein, “Production Instrument” shall mean systems, built with all series-level hardware features, manufactured using series-level manufacturing techniques and manufactured under full scope of the Device Master Record after declaration of production readiness.

1.18.	QUOTIENT IP Rights. As used herein, “QUOTIENT IP Rights” shall mean the worldwide intellectual property and property rights of every kind (including patents, trademarks, copyrights or proprietary Know-How) owned by QUOTIENT concerning the Pre-Existing QUOTIENT Technology and the New QUOTIENT Technology (as defined hereunder).

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1.19.	Steering Committee. As used herein, “Steering Committee” shall mean a committee which shall consist of six (6) members, three (3) to be appointed by STRATEC and three (3) to be appointed by QUOTIENT. The Steering Committee shall supervise the performance by the Parties of their obligations in respect of the supply and manufacturing arrangements, as set out in this Agreement. Each Party to this Agreement may substitute its appointed members by providing written notice of the same to the other Party. The Steering Committee can, if necessary and upon mutual consent, have employees and/or consultants of either Party attend its meetings to be consulted on certain issues.

1.20.	STRATEC IP Rights. As used herein, “STRATEC IP Rights” shall mean the worldwide intellectual property and property rights of every kind (including but not limited to patents, trademarks, copyrights or proprietary Know-How) owned by STRATEC concerning the Pre-Existing STRATEC Technology and the New STRATEC Technology (as defined hereunder).

1.21.	Supply Start Date. As used herein, “Supply Start Date” means the date of successful completion of Milestone 6 under the Development Agreement.

1.22.	Territory. As used herein, “Territory” means worldwide.

1.23.	Term. As used herein, “Term” means the period for the manufacture and supply of the Production Instrument under this Agreement, which shall commence on one milestone before the Supply Start Date (i.e. Milestone 5), and shall be terminable after twelve (12) months’ written notice by either party however not before the Minimum Aggregate Purchase Commitment of [***] Instruments over a period of six (6) years, as defined in Section 5.3, has been purchased and fully paid for by QUOTIENT continue for so long as QUOTIENT continues to place orders hereunder, subject to earlier termination as set forth in Article 13.

1.24.	Transfer Price. As used herein, “Transfer Price” shall mean the price for an Instrument to be paid by QUOTIENT to STRATEC for the supply of an Instrument as set out in Sections 6.1 and 6.2.

2. ARTICLE 2

EXCLUSIVE PRODUCTION AND SUPPLY

2.1.	Exclusive Production and Supply Relationship. During the Term, STRATEC shall make, sell and offer for delivery to QUOTIENT, for resale throughout the Territory, Instruments, under the terms and conditions set forth herein and in accordance with the Instrument Specifications. STRATEC shall not sell Instruments to any party other than QUOTIENT. QUOTIENT shall place binding orders, purchase and pay for such Instrument to and with STRATEC.

3. ARTICLE 3

REGULATORY MATTERS AND INSTRUMENT CERTIFICATIONS

3.1.

Regulatory Approval. QUOTIENT shall, in close and reasonable cooperation with STRATEC, at its option and own expense, seek and obtain regulatory approvals or effect registrations necessary in order to sell the Instrument in the Territory, in accordance with the roll-out plan to be devised by QUOTIENT and disclosed to the Steering Committee. QUOTIENT shall maintain such approvals and

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registrations, as necessary, throughout the Term. QUOTIENT shall bear all costs in connection with obtaining and maintaining any such approvals or registrations. STRATEC shall provide reasonable support to obtain such approvals or effect such registrations solely by supplying to QUOTIENT information legally required of QUOTIENT for the preparation of submissions (including Form 510k) to the FDA and/or European regulatory agencies and by providing informal consultations through technical representatives upon QUOTIENT’s reasonable request.

3.2.	Regulatory Compliance. STRATEC and QUOTIENT acknowledge that during the Term of this Agreement, the manufacture of the Production Instruments requires compliance—with applicable requirements of the: (a) Federal Food, Drug and Cosmetics Act, as amended, including without limitation, the then current Quality Systems Regulations (“QSR”) as established by the FDA in accordance with cGMPs covering devices regulated by each FDA Center governing the intended use of the Instrument, hematologic analysis and related diagnostic testing; (b) applicable standards of the Underwriters Laboratories or CSA; (c) international electrical safety approval, meeting the EN 61010-1:2001 Medical Electrical Equipment Standards; and (d) European CE Standards (IVDD 98/79/EC). Should Instrument modifications or modifications to STRATEC’s production environment be required in order to maintain such compliance, and, if applicable, to obtain and maintain any required certifications by independent third party certification authorities QUOTIENT shall be liable for any such additional expenses and will pay for and/or reimburse STRATEC for the reasonable and documented expenses incurred or owed by STRATEC except in cases where such expenses due to regulatory compliance are caused solely by a negligent breach of contract by STRATEC without any contributory fault or negligence of QUOTIENT.

3.3.	Notification of Defects or Need for Corrective Action. Should either Party become aware of any facts that any Instrument corrective action is required in order to bring an Instrument into compliance with the regulatory and certification requirements referred to in Section 3.2 hereof or the relevant applicable laws or regulations, each Party shall promptly notify the other in reasonable detail. QUOTIENT shall first consult with STRATEC to determine the most appropriate Instrument corrective action and the corresponding costs under the particular circumstances. Unless STRATEC has breached its obligations, QUOTIENT shall pay for all expenses related to providing QUOTIENT with all parts, Instrument Software and components required to be replaced as part of an Instrument or field corrective action or recall. QUOTIENT shall, at its own expense, be responsible for arranging all labor, transport, travel and any other expenses necessary to replace such parts, Instrument Software and components. Each Party shall notify the other Party promptly in writing if it becomes aware of any defect or condition which may render any Instrument in violation of such regulatory and certification requirements or any applicable law or regulation.

3.4.	Complaints. Each Party will promptly provide to the other copies of all significant consumer complaints received by such Party that are relevant to the performance, reliability or safety of the Instruments. STRATEC and QUOTIENT will cooperate in investigating such complaints in accordance with FDA regulations, applicable international standards, and the STRATEC Complaint Handling procedure (AA048). The Parties will negotiate reasonably and in good faith to adopt mutually-agreed procedures for handling complaints and instrument performance issues. QUOTIENT shall be obligated to use STRATEC’s web-based complaint handling tool for notification of any other matter affecting the Instruments that may reasonably (i) be construed as a safety or performance problem, (ii) cause any FDA or similar governmental action, or (iii) adversely affect QUOTIENT’s marketing of the Instruments.

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3.5.	Instrument Recall. QUOTIENT shall be responsible for filing all notifications and alerts with the FDA, European regulatory agencies and any other governmental regulatory agency within the Territory. Both Parties shall cooperate in the handling and disposition of such recall, market withdrawal or correction. In the event of a recall, or any Instruments corrective action that would meet the criteria contained in the FDA Medical Device Recall Authority Provisions as set forth in 21 Code of Federal Regulations Part 810 or those of a European regulatory agency QUOTIENT shall promptly, in no event later than two (2) business days after receipt of such information or notice, notify STRATEC thereof in reasonable detail including the provision of copies of any notices or demands for recall, to enable STRATEC to consider any corrective actions.

3.6.	Retention of Technical Documentation. Both Parties shall, at no additional charge, prepare and retain for a period of five (5) years after the last Instrument has been manufactured and delivered to QUOTIENT under this Agreement complete and accurate technical documentation, product declarations and certifications and other reports and records relating to each of the Instruments, and such other documentation and records as required by the FDA within the Territory.

4. ARTICLE 4

CHANGE CONTROL AND LABELING

4.1.	Change Control.

4.1.1.	All changes (in accordance with the STRATEC Process (PB035), as discussed under the Development Agreement at section 2.4(c)) to the Instrument must be approved in a written change order by QUOTIENT’s and STRATEC’s authorized personnel before implementation. Each change order shall address the impact on terms, including price and schedule. If such a change is necessary, the Parties shall negotiate in good faith the timeline, overall consequences and price adjustment on a case by case basis. The price of a Production Instrument or spare part shall not increase as a result of a change required (a) due to obsolescence where a direct replacement is available; and/or (b) due to supply chain issues other than defects.

4.1.2.	QUOTIENT may, in accordance with the mutually agreed upon STRATEC Process (PB035, as discussed under the Development Agreement at section 2.4(c)) as implemented and amended from time to time by STRATEC, request modifications in the Instruments or the Product Specifications, labeling, packaging, artwork or color standards relating to the Instruments. STRATEC shall use its reasonable efforts to implement such modifications, provided they (i) comply with applicable laws, regulations and standards as set forth herein, (ii) likely will not cause adverse changes regarding costs, pricing or timing, and (iii) are technically feasible in STRATEC’s reasonable discretion. All costs associated to such modifications requested by QUOTIENT shall be at the expense of QUOTIENT.

4.2.	Alteration of Instrument, Assay Protocol and/or Chemistry by QUOTIENT.

Any alteration or modification by QUOTIENT of any Instrument, assay protocol and/or the related chemistry which impact Instrument reliability, performance or material incompatability, including equipment and/or software, and in case of alterations of any Instrument, or Instrument Software without the prior written consent of STRATEC, which shall not be unreasonably withheld, shall relieve STRATEC of its warranty and reliability obligations to the extent such alteration or modification may in STRATEC’s sole reasonable opinion negatively affect Instrument performance or reliability.

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4.3.	Instrument Labeling. All Instruments shall be marked by STRATEC with labels in compliance with mutually identified applicable laws and regulations and as specified by QUOTIENT. QUOTIENT shall supply such instrument labeling artwork or graphics, at QUOTIENT’s expense, to STRATEC from time to time as necessary to enable STRATEC to have instrument labeling prepared to QUOTIENT’s specifications for application to or use with the Instruments. Instruments may be marketed by QUOTIENT under its own trade names and trademarks; provided however that in the event that STRATEC affixes or includes any trademarks, patent notices, or name or logos on the Instruments, including its documentation or within the Instrument Software, QUOTIENT shall not alter or remove such notices without STRATEC’s prior written consent.

5. ARTICLE 5

FORECASTS; ORDERS AND DELIVERIES

5.1.	Rolling Forecast. No later than one hundred and eighty (180) days prior to the intended supply of the first Production Instrument, QUOTIENT shall provide STRATEC with QUOTIENT’s initial forecast for the twelve (12) month period commencing with the intended supply of the first Production Instrument. During the first two (2) business days of each calendar quarter following the submission of the initial forecast, such quarter to begin on the first day of January, April, July and October, QUOTIENT shall provide STRATEC with a regular rolling forecast for the twelve (12) month period following the quarter in which the regular rolling forecast is submitted. Each forecast shall include the anticipated number of Production Instruments and the desired delivery dates. QUOTIENT warrants that such forecasts shall have been prepared in good faith in order to facilitate STRATEC’s timely manufacture according to the terms of this Agreement.

The number of Production Instruments included in the first quarter of each regular rolling forecast shall be deemed to have been ordered by QUOTIENT on a binding basis (Firm Purchase Order). The number of Production Instruments included in the second quarter of each regular rolling forecast shall be deemed to be a commitment to order at [–50%/+50%] of those Production Instruments (by including them in the first quarter of the next rolling forecast). The number of Production Instruments included in the third and fourth quarter of each regular rolling forecast shall be non-binding on either Party and will be provided for planning purposes only.

5.2.	Purchase Orders. Contemporaneous with each forecast, QUOTIENT shall provide STRATEC with a purchase order reflecting its binding commitment, consistent with its forecasts under Section 5.1, for delivery of Instruments in the first quarter of such forecast. Such orders shall indicate the quantity of Instruments to be delivered and the requested delivery date. STRATEC shall confirm, in writing delivered by facsimile transmission or electronic mail to QUOTIENT, receipt of each purchase order within five (5) business days of receipt. Within two (2) weeks of STRATEC’s receipt of each of QUOTIENT’s purchase orders, STRATEC shall inform QUOTIENT whether STRATEC can meet the proposed delivery schedule set forth in the purchase order. In the event STRATEC is, in STRATEC’s discretion, unable to meet such proposed delivery schedule, then STRATEC will make a reasonable counterproposal to QUOTIENT setting forth a revised delivery schedule, which schedule shall become binding upon the Parties once accepted by QUOTIENT; provided however that any possible delay of Instrument delivery by STRATEC of less than fifteen (15) days based on QUOTIENT’s initial delivery schedule shall be considered acceptable by QUOTIENT.

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5.3.	Exclusivity, Minimum Purchase Commitment. QUOTIENT agrees to exclusively order, purchase and fully pay for a minimum quantity of [***] units of the Production Instrument (hereafter referred to as the “Minimum Commitment”) from STRATEC during the first six (6) years after the Supply Start Date. If at the end of this period QUOTIENT has not purchased the Minimum Commitment, it shall pay to STRATEC [***] percent of the Transfer Price of the Production Instrument multiplied by the number of Production Instruments less than the Minimum Commitment not ordered, taken and paid for by QUOTIENT.

5.4.	Additional Purchase Orders. If QUOTIENT desires to enter a bid to a potential Customer which QUOTIENT cannot fill with Instruments that it has already ordered hereunder, QUOTIENT shall consult with STRATEC regarding such bid, and STRATEC shall notify QUOTIENT as to whether it will be able to deliver such Instruments within the prescribed time.

5.5.	Shipping Criteria. STRATEC shall provide documentation confirming that it has conducted all relevant testing and received all relevant approvals from QUOTIENT in respect of all applicable Shipping Criteria mutually agreed upon, prior to release of any and all shipments of the Instrument.

5.6.	Deliveries. Upon STRATEC’s choice, the Instrument shall be shipped EXW (Incoterms 2010) (according to the meaning ascribed to the term by INCOTERMS in their latest revision) from STRATEC’s site in either Birkenfeld, Germany, or Beringen, Switzerland. QUOTIENT shall designate the shipper and all shipping charges shall be billed directly from the shipper to QUOTIENT. QUOTIENT shall be responsible for the payment of all shipping and insurance charges. QUOTIENT shall bear the risk of loss and cost of transportation upon pick-up by the carrier at STRATEC’s premises.

5.7.	Shipping Instructions. STRATEC shall ship the Instrument in accordance with QUOTIENT’s shipping instructions reasonably acceptable to STRATEC, including, if requested by QUOTIENT, dropping shipments to its designated locations. In the absence of specific instructions, STRATEC reserves the right to ship by the method it, in good faith, deems most appropriate to QUOTIENT’s facility.

5.8.	Shipping Containers. All shipments shall be carried in appropriate shipping containers, as designed and validated by STRATEC in accordance with the Development Agreement.

5.9.	Use of Standard Forms. In ordering and delivery of the Instruments, the Parties may employ the use of their standard forms, provided that such forms are in compliance with this Agreement. Nothing in those forms shall be construed to modify or amend the terms of this Agreement.

5.10.	Installation of Instrument. Installation of the purchased Instruments with Customers shall be performed by QUOTIENT or its Affiliates or distributors at their expense.

5.11.	Title. Title to any Instrument shall pass to QUOTIENT only upon full receipt of payment of the relevant STRATEC invoice in accordance with this Agreement, and not upon shipment EXW.

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5.12.	Damage Claims. Upon receipt by QUOTIENT, QUOTIENT shall have a period of three (3) days to inspect the shipment, including its tilt and rock-watches, to ensure that it has not been visibly damaged during shipment. All claims for loss and damage made during shipment must be made to the carrier by QUOTIENT within three (3) days after receipt of the shipment, and STRATEC shall provide reasonable assistance in making claims to the carrier upon QUOTIENT’s request. STRATEC shall not be responsible for any such breakage or damage, unless directly attributable to STRATEC’s gross negligence or willful misconduct.

5.13.	Latent Defect. Notwithstanding the foregoing Sections 5.12 and 10.2, STRATEC shall remain liable to QUOTIENT for any latent defect that subsequently is discovered in an Instrument.

5.14.	Insurance. STRATEC shall ensure that it has in place and maintains, at its own cost and expense, for duration of the Term and for a reasonable period thereafter, product liability insurance with a reputable insurance company in amounts sufficient to cover its liability to QUOTIENT under this Agreement. STRATEC shall confirm the existence and broad details thereof in writing upon the request of QUOTIENT.

6. ARTICLE 6

PRICING AND PAYMENT TERMS

6.1.	Pricing. The price of the Production Instrument shall be Euros [***] per unit for quantities up to the Minimum Commitment.

6.2.	Price List, Price Adjustments. The prices at which STRATEC shall sell the spare parts for the Instrument to QUOTIENT are set forth in Exhibit 1. STRATEC shall have the right to request, in good faith, adjustments to such prices and the price for the Production Instruments, specified in Section 6.1, as a result of documented and significant increases in material and labor costs that cannot be otherwise offset. The Parties agree that such requests for price adjustments shall occur no more frequently than semi-annually and shall be based on the documented increases and shall not exceed 5% of the then current Production Instrument transfer price unless Article 4.1.2 is applicable.

6.3.	Payment. STRATEC shall invoice QUOTIENT for each Production Instrument and Instruments upon EXW shipment of the Instrument in accordance with this Agreement. All STRATEC invoices shall be paid by QUOTIENT within thirty (30) days of the date of STRATEC’s invoice.

6.4.	Currency. All amounts payable under this Agreement shall be stipulated, invoiced and paid in Euro.

6.5.	Pricing Confidentiality. QUOTIENT agrees to keep pricing confidential, and will not disclose such information to any third parties without STRATEC’s prior written consent, subject to the confidentiality exclusions set forth in Section 12 herein.

6.6.	Taxes; Deductions. QUOTIENT agrees to pay all taxes, fees, value added surcharges, import and export duties, and other assessments levied by federal, state, local and other governments or countries in the Territory related to the sale, license, and distribution and support of the Instruments from QUOTIENT to its Customers under this Agreement.

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6.7.	Late Payment Interest, Costs. Interest will accrue on any unpaid and undisputed amounts owed by QUOTIENT at the rate of one and a half percent (1.5%) per month, or the maximum rate permitted by applicable law, whichever is less. STRATEC shall provide QUOTIENT with written notice of such non-payment, and shall give QUOTIENT five (5) business days to cure such default, following which interest shall accrue until the date of payment. In addition, STRATEC shall be entitled, in addition to all other legal remedies available to STRATEC, to reasonable attorneys’ fees and costs as well as costs related to enforcing such undisputed amounts.

7. ARTICLE 7

SERVICE SUPPORT

7.1.	Instrument Support. QUOTIENT shall provide its Customers in the territory with installation, service and maintenance for Instruments at its own expense and responsibility. Any service of Production Instruments in the field shall be performed by QUOTIENT. QUOTIENT shall provide first level (in the specific country in the territory) and second level service support. STRATEC shall at its own cost and expense provide during the Term hereof third level support (assistance to QUOTIENT for those items or situations that QUOTIENT is unable to render in first and second level support) during normal Business Hours in Birkenfeld, Germany. Third level service support will be provided by STRATEC, provided however that QUOTIENT has and continues to provide first level and second level service support. Any support requested by QUOTIENT not within the scope of the third level service support shall be charged at STRATEC’s regular rates. In this Section 7.1, first, second and third level support shall have meanings to be agreed by the Steering Committee before commencement of the Term.

7.2.	Reliability Data. QUOTIENT and STRATEC shall furnish each other, from time to time, but at least quarterly, with their confidential customary service and reliability data, statistics and analyses relating to failure rates, failure mechanisms and repair time of Instruments, based on each Party’s respective experience.

8. ARTICLE 8

SOFTWARE SUPPORT

8.1.	Defective Software Support. QUOTIENT shall provide to STRATEC all information and documentation via STRATEC’s web-based complaint handling tool on all identified anomalies and an indication of the degree of urgency to fix any Instrument Software problem. Software problems which meet the criteria as defined in the FDA Medical Device Recall Authority Provisions as set forth in 21 Code of Federal Regulations Part 810 discovered by either Party shall be communicated immediately. STRATEC will during the Term at its own cost and expense provide “workarounds” or fixes for such software anomalies using reasonable efforts in light of the urgency of the same in STRATEC’s reasonable discretion provided it relates to a defect in the Instruments.

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9. ARTICLE 9

PROPRIETARY RIGHTS, OWNERSHIP

9.1.	Proprietary Rights

9.1.1.	Sections 4.1, 4.2(c), (f), (g) and (h), 4.3 and 4.5 of the Development Agreement shall continue to apply during the Term of this Agreement, save that:

9.1.1.1.	all references to “Term” shall be read as referring to the Term of this Agreement; and

9.1.1.2.	all references to “this Agreement” shall be read as referring to this Agreement.

9.1.2.	New STRATEC Technology shall be the property of STRATEC. New QUOTIENT Technology shall be the property of QUOTIENT.

9.1.3.	STRATEC hereby grants to QUOTIENT a fully paid, irrevocable, perpetual, royalty-free, world-wide license under the New STRATEC IP Rights relating to the New STRATEC Technology that is (i) the non-exclusive, sub-licensable right to make, have made, and use the Instrument; provided, however such Instruments are procured by QUOTIENT from STRATEC in accordance with, and for so long as required by, this Agreement; and (ii) the exclusive, sub-licensable right to market, offer for sale, sell, import, or export the Instrument or have done any of those things. In regard to the STRATEC IP Rights relating to Pre-Existing STRATEC Technology, STRATEC (1) hereby grants to QUOTIENT the right to use the same in connection with QUOTIENT’s internal development activities relating to development of modifications and changes to the system solution; and (2) hereby grants to QUOTIENT an irrevocable, perpetual, world-wide license under such STRATEC IP Rights that is (i) the non-exclusive, sub-licensable right to make, have made and use the Instrument; provided, however such products are procured by QUOTIENT from STRATEC in accordance with, and for so long as required by, this Agreement; and (ii) the exclusive, sub-licensable right to market, offer for sale, sell, import and export the Instrument or have done any of those things, which in circumstances where QUOTIENT manufactures the Instrument where it is permitted to do so under this Agreement shall include a license fee payable by QUOTIENT to STRATEC. The Parties shall negotiate in good faith an industry standard rate for such license fee but not to exceed [***] [***] [***] of the Transfer Price of each such Instrument payable when that Instrument has been manufactured by or on behalf of QUOTIENT and is subsequently sold, used by QUOTIENT or otherwise made available to a third party. If the Parties cannot agree the rate for the license it will be deemed to be [***] of the Transfer Price. The above mentioned licenses apply only to the Instrument that meets the Instrument Specifications and not to any other products (including successor products or derivatives).

9.1.4.	Invention Disclosure, Patent Prosecution. The Parties to this Agreement shall make a complete and prompt written disclosure to each other specifically detailing the features and concepts of any and all ideas, designs, discoveries, inventions, improvements, and, in general, all things encompassed within the IP Rights as outlined in Sections 9.1.1, 9.1.2 and 9.1.3 above and identifiable as such that are conceived or first actually reduced to practice, solely or jointly by the Parties hereto and/or persons working under the Parties’ direction and/or persons employed or retained by the Parties during the term of this Agreement. QUOTIENT agrees to execute any and all documents reasonably requested by STRATEC to perfect and enforce its rights in such New Technology pursuant to this Section 9.

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10. ARTICLE 10

REPRESENTATIONS; WARRANTIES

10.1.	STRATEC warrants (i) that it will manufacture the Instruments so as to meet the Instrument Specifications and in accordance with GMP; and (ii) that it will manufacture the Instruments with good workmanship in accordance with generally accepted professional standards (e.g. 21 CFR Part 820) and (iii) that it will manufacture the Instruments and will be in material compliance with the applicable requirements of the: (a) Federal Food, Drug and Cosmetics Act, as amended, including without limitation, the then current Quality Systems Regulations (“QSR”) as established by the FDA in accordance with GMPs covering devices regulated by each FDA Center governing the intended use of the Instrument, which is performing blood typing and screening assays; (b) applicable standards of the Underwriters Laboratories or CSA; (c) international electrical safety approval, meeting the EN 61010-1:2001 Medical Electrical Equipment Standards; and (d) European CE Standards (IVDD 98/79/EC), save as mutually agreed otherwise in the Instrument Specifications or otherwise in writing.

STRATEC shall not be liable for any such non-compliance in case of Instrument modifications or modifications to STRATEC’s production environment as requested by QUOTIENT or by regulatory changes made after the commencement of the manufacturing of Instruments that have not been agreed between the parties under Change Control, except in cases where such non-compliance is solely caused by a negligent breach of contract by STRATEC without any contributory fault or negligence of QUOTIENT.

10.2.	The contractual warranty period shall extend for the shorter of either twelve (12) months after installation of the Instrument at the Customer site or fifteen (15) months from the time the Instrument is delivered to QUOTIENT whichever occurs first; provided that QUOTIENT promptly notifies STRATEC in writing of any material non-conformity. STRATEC shall not be responsible for ordinary wear and tear or prohibited use or such use which STRATEC did either not recommend in its standard manual or is considered excessive or non-intended.

10.3. Prior to delivery, STRATEC shall perform a final acceptance test (as set out in the Development Agreement 1.1) and shall inspect each shipment of product to be supplied to QUOTIENT in order to evaluate product full conformity with all product specifications. Documentation of the outgoing inspection (and final acceptance test protocol) shall be included with each shipment or be provided electronically at the time of shipment. QUOTIENT shall have a period of 5 business days from the date of the delivery by the designated carrier to QUOTIENT. QUOTIENT’s designated facility to inspect the product for count and readily discernible non-conformities in the overall order, including, without limitation, package condition, product codes, package labels and damages. QUOTIENT shall notify STRATEC of any non-conformity found in this inspection promptly in writing. Absent timely notice of non-conformity at the conclusion of the inspection period provided for above the product shall be deemed to be accepted by QUOTIENT.

If after acceptance of the product, QUOTIENT determines that any product nonetheless fails to meet any of the warranties set forth in this agreement and has a defect then QUOTIENT shall give STRATEC notice of non-conforming product including detailed description of the non-conformance within the STRATEC

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complaint handling software and following the STRATEC repair procedure (PB 028) using the customer repair sheet (FB 064). Without such customer repair sheet information being provided, no warranty repair or defects will be commenced by STRATEC. All costs associated during the warranty period to defect repairs incurred at STRATEC site shall be borne by STRATEC. For product / Instruments in the field, STRATEC is only responsible for providing spare parts free of charge to QUOTIENT and QUOTIENT is responsible and shall bear all costs of distributing and installing the spare parts as a replacement component. Defective modules and sub-assemblies have to be replaced by QUOTIENT on the smallest reasonable spare part level. Reasonableness will be assessed in consideration of the following: QUOTIENTs service objective to get the customer in a position that it can use the Instrument again as soon as possible and what is commercially reasonable for both Parties.

Upon request of STRATEC, QUOTIENT has to ship defective parts to STRATEC for root cause analysis. In case of returning modules or defective modules or sub-assemblies QUOTIENT shall pay for shipping and handling to STRATEC and STRATEC shall pay for shipping and handling to QUOTIENT.

In the unlikely event that all efforts described above including first and second level support performed by Quotient and STRATEC personnel inspecting and servicing the Instrument in the field do not lead to a commercially reasonable solution assessed by both Parties to get the instrument back in use both Parties shall negotiate in good faith the possibility on sending back this instrument to be repaired or replaced at STRATEC in accordance with STRATEC’s repair procedure (PB028). In such case all costs for repair at STRATEC or replacement including labour at STRATEC and material costs shall be borne by STRATEC and all other associated costs shall be borne by Quotient.

10.4.	QUOTIENT’s Representations. QUOTIENT represents and warrants that the Instruments purchased hereunder will generally be placed so as to fulfill the Instrument’s intended use as defined in the Instrument Specifications. QUOTIENT represents and warrants that it will not make representations of any kind to any third party related to the specifications and capabilities of the Instruments which are not supported by STRATEC’s written documentation or the Instrument Specifications or STRATEC instructions.

10.5.	NO OTHER WARRANTIES. EXCEPT FOR THE WARRANTIES CONTAINED IN SECTIONS 9 AND 10 OR THAT CANNOT AS A MATTER OF LAW BE LIMITED OR EXCLUDED, NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR OTHER REGULATORY COMPLIANCE.

11. ARTICLE 11

INDEMNIFICATION

11.1.

Indemnification by STRATEC. STRATEC shall indemnify, defend and hold harmless QUOTIENT, its Affiliates, and its respective employees, contractors and agents, from and against any liability, damage, loss, cost or expenses (including, but not limited to, reasonable attorneys’ fees and court costs) (collectively, “Losses”) arising out of any claim solely and exclusively, (A) to the extent they arise out of or result from any third party claims or suits made or brought against QUOTIENT to the

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extent such Losses arise out of or relate to STRATEC’s sole gross negligence, recklessness or willful and wanton conduct causing physical property damage, bodily harm or death; or (B) are awarded against QUOTIENT by a court of competent jurisdiction pursuant to a final judgment in favor of the owner of (i) any published patents issued in the U.S. (excluding any software patent claims not considered patentable outside the U.S.), by the European Patent Office, or the German Patent Office, (ii) copyright, or (iii) trade secret of any third party, all published or validly in existence as of the Effective Date of the Development Agreement, as a direct result of any claim of infringement of any such patent, copyright or misappropriation of any trade secret related to the Instruments and/or any STRATEC sole deliverables under this Agreement. The foregoing indemnification obligations shall not apply to the extent that any Losses are the result of QUOTIENT’s breach, gross negligence, recklessness or willful and wanton conduct. STRATEC’s indemnity obligation under this Section shall not extend to claims based on: (i) an unauthorized modification of the Instrument or its included software made by QUOTIENT where the software or Instrument without such modification would not be infringing, (ii) QUOTIENT’s agreed upon technical contribution during the course of development under this Agreement (“Technical Contribution”) where the Instrument or software without such QUOTIENT’s Technical Contribution would not be infringing, or (iii) QUOTIENT’s use of superseded or altered version of any Instrument or software if infringement would have been avoided by the use of subsequently revised software or Instrument and provided such new Instrument or software has been provided to QUOTIENT.

11.2.	Indemnification by QUOTIENT. QUOTIENT shall indemnify, defend and hold harmless STRATEC, its Affiliates, and its respective employees, contractors and agents, from and against any Losses to the extent they arise out of or result from: (A) any third party claims or suits made or brought against STRATEC to the extent such Losses arise out of or relate to QUOTIENT’s gross negligence, recklessness or willful and wanton conduct and (B) are awarded against STRATEC by a court of competent jurisdiction pursuant to a final judgment in favor of the owner of (i) any published patents issued in the U.S. (excluding any software patent claims not considered patentable outside the U.S.), by the European Patent Office, or the German Patent Office, (ii) copyright, or (iii) trade secret of any third party, all published or validly in existence as of the Effective Date, as a direct result of any claim of infringement of any such patent, copyright, or misappropriation of any trade secret related to the QUOTIENT’s deliverables, Pre-Existing Technology or other materials provided to STRATEC under the Development Agreement. The foregoing indemnification obligations shall not apply to the extent that any Losses are the result of STRATEC’s breach, gross negligence, recklessness or willful and wanton conduct.

11.3.	Conditions to Indemnification. The indemnities set forth in this Section 11 are conditional upon the indemnified party’s obligations to: (a) advise the indemnifying party of any claim or suit, in writing, promptly after the indemnified party has received notice of such claim or suit; provided, that failure or delay in giving such notice shall not reduce or eliminate the indemnifying party’s obligations hereunder unless and to the extent that the indemnifying party is actually prejudiced by such failure or delay; (b) assist the indemnifying party and its representatives (at the indemnifying party’s expense) in the investigation and defense of any claim and/or suit for which indemnification is provided; and (c) use commercially reasonable efforts to mitigate all Losses. Neither Party shall be required to indemnify the other Party for any settlement of a claim or suit entered into without the prior written approval of the indemnifying party, which shall not be unreasonably withheld.

11.4.

Infringement Remedies. In the event of an infringement or misappropriation claim as described in Section 11.1 or 11.2 above arises, or if STRATEC reasonably believes that a claim is likely to be made, STRATEC, at its option and in lieu of

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indemnification, may: (i) modify the applicable deliverables or Instrument so that they become non-infringing but still reasonably comply with the obligations of STRATEC under Section 10 and the specifications set forth in the respective specifications for the Instrument, or (ii) replace applicable deliverables or Instruments with non-infringing functional equivalents; or (iii) obtain for QUOTIENT the right to use, sell and commercialise the Instrument and/or such deliverables upon commercially reasonable terms at STRATEC’s sole expense; or only if the three preceding remedies prove impractical or commercially impracticable, then (iv) remove the infringing Instruments or deliverables and refund to QUOTIENT the fees paid for such Instruments or deliverables that are the subject of such a claim. This Section 11 sets forth the exclusive remedy and entire liability and obligation of each Party with respect to intellectual property infringement or misappropriation claims, including patent, copyright or trademark infringement claims and trade secret misappropriation.

11.5.	Intellectual Property Rights Exclusions. STRATEC shall have no obligation under Section 11 or other liability for any infringement or misappropriation claim resulting or alleged to result from: (i) any claim arising from any instruction, information, design or other materials furnished by QUOTIENT to STRATEC hereunder; or (ii) QUOTIENT’s continuing the allegedly infringing activity after or after being informed and provided with modifications that would have avoided the alleged infringement.

11.6.	Section 11 shall only apply to the extent that (i) STRATEC shall only be liable to the proportional degree of its fault, as ruled by a final court decision; (ii) QUOTIENT provides STRATEC with prompt notification after it receives information about a claim and wishes to request indemnification from STRATEC; (iii) STRATEC shall have the right to participate during all settlement meetings, mediation, arbitration, trial in relation to the claim; (iv) STRATEC shall have the right to approve or disapprove any settlement agreement whereas STRATEC shall not unreasonably withhold its approval; (v) STRATEC shall only be held liable as per a settlement agreement, or a final court judgment, or an arbitration decision establishing the actual liability of STRATEC.

12. ARTICLE 12

CONFIDENTIAL INFORMATION; TRADEMARKS

12.1.	Definition. The term “Proprietary Information” includes, but is not limited to, any information, data or other material of a Party hereto, regardless of form, whether oral or written, relating to, referring to, or evidencing any technology, processes, designs, patent applications, computer programs, supplier or customer lists, or any other financial or business information of one Party, provided, however, the term “Proprietary Information” does not include any such information, data or other material if the same is:

12.1.1.	In the public domain or later enters the public domain other than through breach of this Agreement by its recipient. For clarity, sale of the Instrument including any Instrument related documents and materials for the QUOTIENT end user shall be deemed to have put the design of the Instrument into the public domain;

12.1.2.	Known to the other Party at the time of receipt as can be proved by the other Party by a written document dated prior to such time of receipt;

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12.1.3.	Publicly disclosed by a third party, with the prior written approval of the first Party, who received such information from the first Party; or

12.1.4.	Known to the other Party lawfully from a source other than the first Party as can be proved by the other Party by a written document.

12.2.	Each Party shall keep in strict confidence any and all Proprietary Information and not directly or indirectly disclose it or make it available for any purpose to any person or entity other than its personnel and consultants who legitimately need to have the Proprietary Information for purposes directly related and necessary to its performance under this Agreement. Each Party shall use such information only for the purpose of performing hereunder and shall reproduce such Proprietary Information only as approved in writing by the other Party and only to the extent necessary for such purpose. Each Party represents and warrants that personnel employed by each Party that are working on this project have entered into general Confidentiality Agreements with their respective employers, and any consultants to whom Proprietary Information is disclosed in accordance with this Section 12.2 shall be obligated to the same extent as such personnel.

12.3.	Notwithstanding Section 12.2, either Party shall be permitted to disclose Proprietary Information:

12.3.1.	to a regulatory authority as reasonably necessary to obtain regulatory approval in a particular jurisdiction to the extent necessary for the performance of either Party’s obligations under terms of this Agreement;

12.3.2.	to the extent such disclosure is reasonably necessary to comply with the order of a court or any present or future law, regulation, directive, instruction, direction or rule of any regulatory authority including any amendment, extension or replacement thereof which is from time to time in force; and/or

12.3.3.	and if approved in writing by the other Party to third parties in relation to any financing or strategic activity and to any evaluation site, provided, however, that such persons must be obligated to substantially the same extent as set forth in Section 12.2 to hold in confidence and not make use of such Proprietary Information for any purposes other than those permitted by this Agreement.

12.4.	The Parties agree that in the event of any breach by one Party of any of its obligations hereunder, the other Party will suffer irreparable harm and that monetary damages will be inadequate to compensate such Party for such breach. Accordingly, each Party agrees that the other will, in addition to any other remedies available to it at law or in equity, be entitled to preliminary and permanent injunctive relief to enforce any such breach of the terms of this Section 12.

12.5.	All Proprietary Information, including copies thereof, shall remain the property of the originator and, except as specified in this Agreement, shall be immediately returned to the originator (and not used for any purposes) upon request therefor or upon any termination of this Agreement, provided that one copy may be retained for legal purposes only. Each Party further agrees that all of its obligations undertaken pursuant to this Section 12 shall survive and continue after termination of this Agreement for any reason.

12.6.

Trademarks. Nothing in this Agreement grants to either Party the right to use or display the names, trademarks, trade dress, trade names, logos or service marks of the other Party, except to identify the Instruments and associated services of the other Party to the extent obligations are undertaken pursuant to this Agreement. Except in

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the case of correspondence and proposals issued in the ordinary course of business, each Party agrees to submit to the Party for written prepublication approval, any materials which may use or display any name, trademark, trade name, logo or service mark of the other Party. Notwithstanding the foregoing, nothing contained in this Agreement shall affect either Party’s rights to use, including but not limited to attempt to register or file any such trademarks in any jurisdiction, any trademarks, service marks or proprietary words or symbols of the other Party to properly identify the goods or services of such other Party to the extent otherwise permitted by applicable law or by written agreement between Parties.

13. ARTICLE 13

TERMINATION

13.1.	Termination for Insolvency. Either Party may terminate this Agreement by thirty (30) days’ prior written notice to the other Party if: (a) either Party shall become insolvent or make a general assignment for the benefit of creditors; or (b) a petition under any bankruptcy act or similar statute is filed by or against either Party and is not vacated within ten (10) days after it is filed.

13.2.	Termination for Material Breach. Should either Party deem the other Party to have committed a substantial breach of any of the material provisions hereof (“Material Breach”) the non-breaching Party shall give written notice hereof to the other Party setting out in detail the reasons for such notice. The breaching party shall then have a sixty (60) day period from its receipt of the notice to cure the Material Breach in accordance with this Agreement. If the Material Breach is not cured within that sixty (60) day period, a second attempt by the breaching party to cure the Material Breach is allowed, provided, however, that the duration of such second attempt shall not exceed twenty (20) business days. Should the Parties not be in agreement that a Material Breach has occurred and/or not be in agreement that such Material Breach has been cured after the expiry of the aforementioned curing periods, the matter shall be submitted to arbitration under Section 15.14. Should the Parties at any time during the above outlined process agree that such Material Breach has occurred or such arbitration comes to the decision that the Material Breach has occurred and has not been cured, unless the breaching Party cures the breach within ten (10) working days of such an arbitration decision, the non breaching Party may terminate this Agreement. Pending resolution of the dispute QUOTIENT shall continue to order and pay and STRATEC shall continue to supply to QUOTIENT the Production Instrument on all the terms of this Agreement, and all licences granted pursuant to Section 9 shall continue to apply during the pending resolution of the dispute.

13.3.	Consequence of Termination

13.3.1.	In the event of termination pursuant to Section 13.2 by STRATEC the following shall apply:

13.3.1.1.	Closure Cost QUOTIENT shall reimburse STRATEC for all Closure Costs. STRATEC shall submit a reimbursement report and invoice setting out the Closure Costs two (2) months after termination.

13.3.1.2.	Minimum Commitment. If QUOTIENT has not purchased the Minimum Commitment at the effective date of termination, STRATEC shall be entitled to an immediate payment of [***] of the Transfer Price of the Production Instrument [***] multiplied by the number of Production Instruments less than the Minimum Commitment not ordered, taken and paid by QUOTIENT. In regards to such payment the limitation as set out in Section 14 shall not apply.

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13.3.1.3.	STRATEC’s obligations. Through termination notice by STRATEC, STRATEC shall have no future liability or obligation to QUOTIENT under this Agreement after ending of the notice period. The only surviving clauses shall be Sections 1, 6, and 7.

13.3.1.4.	IP-Rights. All licences granted by either party to the other under this Agreement shall cease, except that the licence granted by STRATEC to QUOTIENT under Section 9.1.3 of this Agreement shall continue in full force and effect in respect of all Instruments ordered by QUOTIENT prior to the effective date of termination, and QUOTIENT shall have the right to market, offer to sell, sell, import, export, and otherwise commercialize such Instruments.

13.3.2.	In the event of termination pursuant to Section 13.1 or Section 13.2 by QUOTIENT the following shall apply:

13.3.2.1.	Right to license. STRATEC hereby grants to QUOTIENT under all STRATEC IP Rights a limited, non-exclusive license to manufacture, make, have made, offer for sale, have sold and sell the Instrument. The above mentioned license applies only to the Instrument manufactured according to the Instrument Specifications and not to any other products (including successor products) and the parties shall negotiate in good faith an industry standard licence rate for the licence but not to exceed [***] of the Transfer Price of each such Instrument payable when that Instrument has been manufactured by or on behalf of QUOTIENT and is subsequently sold or used by QUOTIENT or otherwise made available to a third party. If the Parties cannot agree the rate for the license, it will be deemed to be [***] of the Transfer Price.

13.3.2.2.	Minimum Commitment. The Minimum Commitment as set out in Section 5.3 shall become null and void.

13.3.3.	Termination in accordance with the rights contained in this Section 13 shall not affect the accrued rights, remedies, obligations or liabilities of the Parties existing at termination.

13.3.4.	Any provision of this Agreement which expressly or by implication is intended to come into or continue in force on or after termination of this Agreement shall remain in full force and effect.

13.3.5.	If the Development Agreement is terminated according to its terms prior to the completion of Milestone 5 of the Development Agreement, this Agreement shall automatically terminate.

13.3.6.	In no event of Termination of the Development Agreement or this Agreement will a double liability of the Minimum Business Guarantee (Development Agreement) or Minimum Commitment (this Agreement) apply.

14. ARTICLE 14

LIMITATION OF LIABILITY

14.1.	IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY, INDEMNIFICATION, OR OTHERWISE, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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14.2.	IN NO EVENT SHALL EITHER PARTY’S LIABILITY TO THE OTHER RELATING TO, ARISING FROM OR OUT OF A BREACH OF ITS OBLIGATIONS UNDER THIS AGREEMENT EXCEED FIVE MILLION EUROS (EUR 5,000,000), PROVIDED THAT SUCH LIMITATION SHALL NOT APPLY TO AND SHALL EXCLUDE DAMAGES PAID IN RESPECT OF THE INDEMNITIES HEREUNDER OR ANY BREACH HEREUNDER RELATING TO, ARISING FROM OR OUT OF THE OWNERSHIP OR USE OF INTELLECTUAL PROPERTY IN CONTRAVENTION OF THIS AGREEMENT.

14.3.	THE PARTIES AGREE THAT THE LIMITATIONS SPECIFIED IN THIS ARTICLE 14 WILL SURVIVE AND APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED IN THIS AGREEMENT IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

15. ARTICLE 15

MISCELLANEOUS PROVISIONS

15.1.	Rights of Inspection. QUOTIENT shall have the right, during normal business hours and at reasonable intervals, not to exceed one (1) per calendar year, to visit STRATEC’s facility to conduct evaluations of the performance by STRATEC under this Agreement (including to verify whether Instruments are being manufactured in accordance with Instrument Specifications and regulatory standards) at QUOTIENT’s own expense. QUOTIENT shall provide reasonable prior written notice of at least twenty (20) business days to STRATEC of the time and date of each such visit. STRATEC shall use its best efforts to permit and enable QUOTIENT to have access, during normal business hours and with reasonable advance notice, to STRATEC approved agents and subcontractors, including their facilities and records, retained by STRATEC for the purposes hereof.

15.2.	Independent Contractors. The Parties are, act, and shall act at all times as independent contractors in carrying out their respective obligations under this Agreement and nothing contained herein shall be construed, deemed or interpreted otherwise. In performing hereunder, neither Party is an agent, employee, employer, joint venturer or partner of the other Party. Neither Party shall enter into or incur, or hold itself out to any third party as having the authority to enter into or incur, on behalf of the other Party, any contractual expenses, liabilities or obligations whatsoever.

15.3.	Notices. Any notice required or permitted by this Agreement shall be in writing. Notice to a Party shall be deemed to have been given if and when delivered by either Party to the other in person or if and when mailed by registered or certified mail to the address shown below, or at such other address as each Party instead may from time to time designate in writing to the other Party.

If to QUOTIENT:	QUOTIENT LIMITED
PO Box 1075
9 Castle Street
St Helier JE4 2QP
Jersey
Attention: Chief Executive Officer
With a Copy to: Company Secretary

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If to STRATEC:	STRATEC Biomedical AG
Gewerbestrasse 37
D-75217 Birkenfeld
Germany
Attention: Vorstand / Board of Management
With a Copy to: Rechtsabteilung / Law and

Patents

15.4.	Adverse Information. The Parties hereto warrant that if either one develops or discovers adverse information regarding the supply or manufacture of the Instrument the other Party will be notified immediately.

15.5.	Noninterference. Both Parties represent and warrant that no provision of this Agreement is in any way in conflict with or impairs performance of any present contractual obligation to any third party and neither Party nor any persons employed by a Party or who assists Party in the performance of this Agreement will assume any obligation or restriction which will conflict with or prevent them from performing any of the services called for by this Agreement.

15.6.	Assignments, Succession and Waivers. Except where the assignee is a successor in business or an Affiliate, this Agreement or any part thereof shall not be assignable, and any attempted assignment shall be null and void, without first obtaining the express written consent of the other Party, provided, however, that either Party may assign this Agreement to an Affiliate or to a purchaser of substantially all of the assets of the business to which this Agreement relates without the prior consent of the other Party. This Agreement shall be binding upon and shall inure to the benefit of the Parties, their successors and permitted assignees. No express waiver or any prior breach of this Agreement shall constitute a waiver of any subsequent breach hereof and no waiver shall be implied.

15.7.	Force Majeure. Neither Party shall be liable in damages for, nor shall this Agreement be terminable or cancelable by reason of any delay or default in such Party’s performance hereunder if such default or delay is caused by events beyond such Party’s reasonable control including, but not limited to, acts of God, acts of terrorism or other attacks launched as acts of war against the United Kingdom, Germany or Switzerland or any other relevant country, regulation or law or other action of any government or agency thereof, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances, or epidemic. Each Party agrees to use its best efforts to resume its performance hereunder if such performance is delayed or interrupted by reason of such forces majeure as listed above.

15.8.	Integration. This Agreement and the Development Agreement express the entire understanding between QUOTIENT and STRATEC with respect to the subject matter addressed and merge all prior oral discussions or written correspondence between them. This Agreement and the Development Agreement shall be read and interpreted together provided that, on and from the Supply Start Date, to the extent that there is an inconsistency between a provision of this Agreement and a provision in the Development Agreement as it relates to the manufacture and supply of the Instruments, the provision of this Agreement shall apply to the extent of the inconsistency. No notification, extension, or waiver of this Agreement or any provision hereof shall be binding unless agreed to in writing by the Parties.

15.9.	Publication. Neither Party shall disclose the existence of this Agreement or the contents thereof to the public or any third parties without the prior written consent of

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the other Party. However, either Party shall have the right to disclose information, after written agreement by the other Party, including, if applicable, the Agreement or the contents thereof, to any of its advisors or consultants, to any persons necessary on an IPO or for the purposes of M&A or licensing deals or otherwise as necessary to meet its legal obligations. Unless required by law, the Parties hereto shall use their best effort to reach agreement on the contents and the scheduling of the public disclosure of any such information.

15.10.	Governing Law. The present Agreement shall be governed by and construed in accordance with Swiss law, with the exception of the rules of the private international law. The Parties agree that the United Nations Convention on the International Sale of Goods shall not apply to the transactions contemplated under this Agreement. The Parties shall first attempt to resolve any dispute arising out of or relating to this Agreement in good faith through an amicable settlement.

15.11.	Legal Counsel. Each Party is a sophisticated business entity which has involved legal counsel of its own choosing in the drafting, negotiating and concluding of this Agreement and any presumption in statutory or common law against the drafter of any particular provision herein, or against the drafter of this Agreement as a whole, shall be of no effect whatsoever and each Party covenants to, and shall, refrain from asserting or relying upon any such presumption.

15.12.	Severability. If any provision of this Agreement is held unenforceable or in conflict with the law of any jurisdiction, it is the intention of the Parties that the validity and enforceability of the remaining provisions hereof shall not be affected by such holding.

15.13.	Non-Waiver. Failure of either Party hereto to insist on strict performance shall not constitute a waiver of any of the provisions of this Agreement or waiver of any future default of STRATEC.

15.14.	Arbitration. Any dispute, controversy or claim between the Parties arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding validity or termination, or performance or breach thereof, including non-contractual claims, to the extent not resolved by the Parties’ negotiations, shall be finally resolved by arbitration administered by the Handelskammer Chamber of Commerce in Zurich (the “HCC”). The arbitration shall be conducted in accordance with the ICC Rules of Arbitration in effect at the time, except as they may be modified herein or by agreement of the Parties. The arbitral tribunal (hereafter the “Tribunal”) shall consist of one arbitrator for each Party to this Agreement that is a Party to the dispute to be arbitrated (hereafter an “Arbitration Party”), and one (1) neutral arbitrator. One arbitrator shall be nominated by each Arbitration Party within thirty (30) days of the commencement of arbitration proceedings, and those arbitrators shall agree upon the neutral arbitrator, who shall act as chair of the Tribunal; provided, however, that (i) if, at the end of the thirty (30) day period immediately following the nomination of the arbitrators nominated by each Arbitration Party, such arbitrators are unable to agree upon the neutral arbitrator, such neutral arbitrator shall be appointed by the HCC and (ii) if any Arbitration Party refuses to nominate an arbitrator, such arbitrator shall be appointed by the HCC. The place of arbitration shall be in Geneva, Switzerland. The arbitration proceedings shall be conducted in the English language. All submissions to the Tribunal shall be made in English. Any award of the Tribunal shall be final and binding upon the Arbitration Parties, their successors and permitted assigns and all other Parties to this Agreement, their successors and permitted assigns. The Arbitration Parties waive to the fullest extent permitted by law any rights to appeal to, or to seek review of such award by, any court or tribunal. Judgment on the award may be entered in any court of competent jurisdiction.

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15.15.	Headings. All Sections and paragraph captions or titles are intended only for reference purposes and are without contractual significance or effect.

15.16.	Survivability. Sections 1, 5.3, 5.12, 5.13, 5.14, 9, 10, 11, 12, 13.3, 14 and 15.2 - 15.18 shall survive termination of this Agreement regardless of reason for termination.

15.17.	Injunctive Relief. The Parties agree that injunctive relief is appropriate in enforcing the confidentiality provisions of this Agreement. In the event of any such action to construe this provision, the prevailing Party will be entitled to recover, in addition to any charges fixed by the court, its costs and expenses of suit, including reasonable attorney’s fees.

15.18.	Counterparts. This Agreement may be executed in one or more copies, each of which will be deemed to be an original, but all of which together will constitute one and the same instrument; however, this Agreement shall have no force or effect until executed by both Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date as stated on the first page of this Agreement:

QBd (QS IP) LIMITED		STRATEC Biomedical AG

By:	/s/ Edward Farrell	By:	/s/ Marcus Wolfinger
Name:	Edward Farrell	Name:	Marcus Wolfinger
Title:	President	Title:	CEO

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Exhibit 1

Price List

Part No	Description	Price

Xxxxxxx

Spare part price list will be established during the development of the Instrument.

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